Exhibit 99.1

News Release For Immediate Release http://www.ball.com	Investor Contact: Ann T. Scott (303) 460-3537, ascott@ball.com Media Contact: Renee Robinson (303) 460-2476, rarobins@ball.com

Ball Completes Acquisition of Rexam PLC and Sale of Divestment Business

Highlights
●	Creates world's largest beverage can manufacturer with complementary plant and customer network

●	Generates annual net synergies in excess of $300 million by the end of year three

●	Achieves 9 percent after-tax return on invested capital by the end of 2019

●	Grows earnings, free cash flow and EVA dollars over time

●	Company also completes required sale of divestment business

BROOMFIELD, Colo., June 30, 2016 — Ball Corporation today announced the completion of its acquisition of Rexam PLC for approximately $6.1 billion of cash and equity, plus the assumption of approximately $2.4 billion of net debt, making Ball the largest manufacturer of beverage cans in the world. The company also completed the required sale of the divestment business to Ardagh Group, receiving cash proceeds of approximately $3.1 billion at closing.
Ball's combined global metal beverage business now operates 75 metal beverage manufacturing facilities and joint ventures, as well as various support locations, in North and Central America, Europe and Russia, South America, Asia and the Middle East. The existing metal food, aerosol and aerospace operations further complement the company's business portfolio. Ball now employs 18,700 people across five continents with pro forma net 2015 sales of approximately $11 billion. The company's global headquarters will remain in Broomfield, Colorado. The closure of the Rexam headquarters based in London is expected as soon as the relevant functions required to support the combined group have been transferred. It is currently expected that this will be achieved by the end of 2016.
"We're delighted to move forward together as a leader in the packaging industry, supplying approximately 100 billion innovative, high-quality metal beverage containers from the world's most efficient manufacturing footprint," said John A. Hayes, chairman, president and chief executive officer. "We will immediately begin integrating the new business into our global metal beverage operations, maintaining a focus on Ball's existing Drive for 10 vision, EVA philosophy, balance sheet management, free cash flow generation and capital allocation practices. Through this shared approach, we will drive in excess of $300 million in synergies by the end of the third year of combined operations."
Scott C. Morrison, senior vice president and chief financial officer, said the company was pleased with the financings it completed in conjunction with the acquisition and, following the deal-related cash outflows, leverage in the range of 4.5 times net debt to comparable EBITDA reflects the mid-year seasonal peak of borrowings, as well as the impact of the acquisition, synergies and net divestiture proceeds.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 1

"Our execution on synergies and combined strong free cash flow will allow us to deleverage rapidly," he said. "We target our leverage to be in the range of 3.0 times in 2018, at which time we currently expect to re-initiate our share repurchase program."
"The long journey to today's announcement only reaffirmed our acquisition rationale," Hayes concluded. "Our customers' global reach and product preferences continue to evolve, and Ball's ability to create long-term value for our stakeholders rests on our ability to serve our customers anytime, anywhere and to ensure that the beverage can remains the package of choice among our customers and consumers. Our goal is quite simple: to make the beverage can the most sustainable package - economically, environmentally and socially - in the beverage supply chain. All of our employees are poised to execute our integration and synergy capture plans. As part of this, we are immediately initiating a 90-day review of the newly acquired business, including costs, capital, supply logistics and balance sheet management among others."
Ball will announce its second quarter earnings on August 4, 2016, and will provide an update on its progress at that time.
Greenhill & Co. represented Ball Corporation as lead financial advisor; Skadden, Arps, Slate, Meagher & Flom acted as lead legal advisor; and Axinn, Veltrop and Harkrider acted as lead antitrust advisor. Deutsche Bank AG, London Branch and Goldman, Sachs & Co. also represented Ball as financial advisors. Deutsche Bank Securities Inc., Bank of America Merrill Lynch, Goldman Sachs Bank USA, KeyBank National Association, Royal Bank of Scotland PLC and Rabobank assisted with committed financing activities. In addition, Goldman, Sachs & Co. represented Ball as exclusive financial advisor in connection with the sale of the Divestment Business.
About Ball Corporation
Ball Corporation supplies innovative, sustainable packaging solutions for beverage, food and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 18,700 people worldwide and pro forma 2015 net sales were $11 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.
Conference Call Details:
Ball Corporation will host a conference call on Friday, July 1, 2016, to discuss today's announcement. The call will begin at 7:30 a.m. Mountain time (2:30 p.m. UK time). The North American toll-free number for the call is 800‑925‑5203. International callers should dial 415‑226‑5357. Please use the following URL to view the webcast and corresponding slide presentation:

http://edge.media-server.com/m/p/5j5wipdp/lan/en

For those unable to listen to the live call, a taped replay will be available from 9:30 a.m. Mountain time on July 1, 2016, until 9:30 a.m. Mountain time on July 8, 2016. To access the replay, call 800‑633‑8284 (North American callers) or 402‑977‑9140 (international callers) and use reservation number 21813674. A written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's website at www.ball.com/investors under "news and presentations."

Forward-Looking Statements
This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates" and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties, which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10‑K, which are available on our website and at www.sec.gov. Factors that

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 2

might affect: a) our packaging segments include product demand fluctuations; availability/cost of raw materials; competitive packaging, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation, power and supply chain influence; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; and changes in foreign exchange or tax rates; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: changes in senior management; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labor cost changes; rates of return on assets of the company's defined benefit retirement plans; pension changes; uncertainties surrounding the U.S. government budget, sequestration and debt limit; reduced cash flow; ability to achieve cost-out initiatives; interest rates affecting our debt; and successful or unsuccessful acquisitions and divestitures, including with respect to the Rexam PLC acquisition; the effect of the acquisition on our business relationships, operating results and business generally; the outcome of any legal proceedings that may be instituted against us related to the acquisition of Rexam PLC.

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Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 3